UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Blockbuster Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

The following is the text of an email sent to employees of Blockbuster Inc. on May 3, 2005.

If you are a Blockbuster stockholder the attached Voting Instructions can assist you in completing your WHITE cards.

PROXY VOTING INSTRUCTIONS

Company employees who own stock in Blockbuster will receive a WHITE voting card similar to one of the samples below. You may receive more than one WHITE card. IT IS IMPORTANT THAT YOU COMPLETE AND RETURN ALL WHITE CARDS YOU RECEIVE. The Board of Directors recommends that you vote FOR both proposals. Set forth below are instructions as to how to vote for the proposals. For your convenience we have printed two samples for you; (1) a voting instructions card — typically from a brokerage, and (2) a proxy card for holders of record.

Front

Instructions

Step 1 — Place an “X” next to the “FOR all nominees box” under Item 1.

Step 2 — Place an “X” next to the “FOR” under Item 2.

Step 3 — Date the Card.

Step 4 — Sign the Card.

Step 5 — Enclose the completed WHITE proxy card or voting instructions card in the pre-paid envelope and drop it in the mail immediately.

For questions or replacement WHITE cards contact Morrow & Co., Inc. at 800-662-5200.

SAMPLE 1	Back
SAMPLE 2

Stockholders of the Company are urged to read the Company’s Definitive Proxy Statement (the “Proxy Statement”) filed with the Securities and Exchange Commission (the “SEC”) on March 31, 2005, as supplemented on April 21, 2005, which contains important information regarding the Company’s 2005 Annual Meeting. Stockholders of the Company and other interested parties may obtain, free of charge, copies of the Proxy Statement, and any other documents filed by the Company with the SEC, at the SEC’s Internet website at www.sec.gov. The Proxy Statement and these other documents may also be obtained free of charge by contacting Morrow & Co., Inc., the firm assisting the Company in the solicitation of proxies, toll-free at 1-800-607-0088.